Exhibit 99.1

Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: Tuesday, May 12, 2020

MEDIA:	INVESTOR CONTACTS:
media@williams.com (800) 945-8723	Brett Krieg (918) 573-4614	Grace Scott (918) 573-1092

Williams Prices $1 Billion of Senior Notes

TULSA, Okla. – Williams (NYSE: WMB) announced today that it has priced a public offering of $1 billion of its 3.50% Senior Notes due 2030 at a price of 99.495 percent of par. The expected settlement date for the offering is May 14, 2020, subject to customary closing conditions.

Williams intends to use the net proceeds of the offering to repay its 4.125% Senior Notes due 2020 and for general corporate purposes.

J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC, Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC are acting as joint book-running managers for the offering.

This news release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

An automatic shelf registration statement relating to the notes was previously filed with the Securities and Exchange Commission (the “SEC”) and became effective upon filing. Before you invest, you should read the prospectus in the registration statement and other documents Williams has filed with the SEC for more complete information about Williams and the offering. A copy of the prospectus supplement and prospectus relating to the offering may be obtained on the SEC website at www.sec.gov or from any of the underwriters by contacting:

J.P. Morgan Securities LLC

383 Madison Avenue

New York, NY 10179

Attention: Investment Grade Syndicate Desk

Collect at (212) 834-4533

Deutsche Bank Securities Inc.

60 Wall Street,

New York, New York 10005,

Attn.: Debt Capital Markets,

phone no. (800) 503-4611

c/o 60 Wall Street, 36th Floor

New York, New York 10005,

Attn.: General Counsel

fax no. (646) 374-1071

Morgan Stanley & Co. LLC

180 Varick Street

New York, New York 10014

Attention: Prospectus Department

Toll-Free: (866) 718-1649

prospectus@morganstanley.com

Scotia Capital (USA) Inc.

250 Vesey Street

New York, New York 10281

Toll-Free: 1-800-372-3930

Wells Fargo Securities, LLC

608 2nd Avenue South, Suite 1000

Minneapolis, MN 55402

Attn: WFS Customer Service

Email: wfscustomerservice@wellsfargo.com

Toll-Free: 1-800-645-3751

About Williams

Williams (NYSE: WMB) is committed to being the leader in providing infrastructure that safely delivers natural gas products to reliably fuel the clean energy economy. Headquartered in Tulsa, Oklahoma, Williams is an industry-leading, investment grade C-Corp with operations across the natural gas value chain including gathering, processing, interstate transportation and storage of natural gas and natural gas liquids. With major positions in top U.S. supply basins, Williams connects the best supplies with the growing demand for clean energy. Williams owns and operates more than 30,000 miles of pipelines system wide – including Transco, the nation’s largest volume and fastest growing pipeline – and handles approximately 30 percent of the natural gas in the United States that is used every day for clean-power generation, heating and industrial use.

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although Williams believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in Williams’ annual and quarterly reports filed with the SEC.

###